Exhibit 3.1
Execution Version
CERTIFICATE OF DESIGNATIONS OF
6.875% FIXED RATE RESET NON-CUMULATIVE PREFERRED STOCK, SERIES A
OF
COREBRIDGE FINANCIAL, INC.
Corebridge Financial, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify:
The board of directors of the Corporation (the “Board of Directors”), in accordance with the Certificate of Incorporation and Bylaws of the Corporation and applicable law, authorized the issuance and sale by the Corporation of shares of its Preferred Stock and authorized the formation of a Transaction Special Committee of the Board of Directors (the “Committee”) by resolutions approved by unanimous written consent of the Board of Directors, dated November 3, 2025, and pursuant to the authority conferred upon the Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware and the resolutions of the Board of Directors, the Committee adopted resolutions, approved by unanimous written consent, dated November 13, 2025, creating and authorizing a series of Preferred Stock of the Corporation designated as the “6.875% Fixed Rate Reset Non-Cumulative Preferred Stock, Series A,” and the designation, powers (including the voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the 6.875% Fixed Rate Reset Non-Cumulative Preferred Stock, Series A were fixed as follows:
Section 1. Designation. The distinctive serial designation of such series of Preferred Stock is “6.875% Fixed Rate Reset Non-Cumulative Preferred Stock, Series A” (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below.
Section 2. Number of Shares. The authorized number of shares of Series A Preferred Stock shall be 500,000. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Series A Preferred Stock.
Section 3. Definitions. As used herein with respect to Series A Preferred Stock:
(a)    “Board of Directors” has the meaning specified in the preamble hereto.
(b)    “Business Day” means any day other than a Saturday or Sunday, legal holiday or a day on which federal or state banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.

(c)    “Bylaws” means the Second Amended and Restated By-laws of the Corporation, effective September 6, 2022, as the same may be amended or restated from time to time.
(d)    “Calculation Agent” means the person appointed by the Corporation to determine the Five-year Treasury Rate in accordance with Section 4(a). Unless the Series A Preferred Stock has previously been validly called for redemption, the Corporation shall appoint the Calculation Agent prior to the First Reset Date and may appoint itself or any affiliate as Calculation Agent and may replace the Calculation Agent from time to time.
(e)    “Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.
(f)    “Certificate of Incorporation” shall mean the Second Amended and Restated Certificate of Incorporation of the Corporation, effective July 9, 2025, as the same may be amended or restated from time to time, and shall include this Certificate of Designations.
(g)    “Committee” has the meaning specified in the preamble hereto.
(h)    “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
(i)    “Corporation” has the meaning specified in the preamble hereto.
(j)    “Dividend Payment Date” has the meaning specified in Section 4(a).
(k)    “Dividend Period” has the meaning specified in Section 4(a).
(l)    “Dividend Record Date” has the meaning specified in Section 4(a).
(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n)    “First Reset Date” means December 1, 2030.
(o)    “Five-year Treasury Rate” means, as of any Reset Dividend Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the Most Recent H.15.
(p)    “H.15” means the statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading).
(q)    “Junior Capital Stock” means the Common Stock, and any other class or series of capital stock of the Corporation that ranks junior to the Series A Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation.

(r)    “Liquidation Preference” means $1,000 per share of Series A Preferred Stock and, in respect of any other series of capital stock, the liquidation preference per share specified in the Certificate of Incorporation or applicable certificate of designations.
(s)    “Liquidation Preference Amount” has the meaning specified in Section 5(b).
(t)    “Most Recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Dividend Determination Date.
(u)    “Parity Stock” means any class or series of stock of the Corporation (other than Series A Preferred Stock) that ranks equally with the Series A Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding-up of the Corporation.
(v)    “Person” means a legal person, including any individual, corporation, estate, partnership (whether limited or general), joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.
(w)    “Preferred Stock” means any and all series of preferred stock, having a par value of $1.00 per share, of the Corporation, including the Series A Preferred Stock.
(x)    “Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act, that then publishes a rating for the Corporation (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A Preferred Stock, which amendment, clarification or change results in:
(i)    the shortening of the length of time the Series A Preferred Stock are assigned a particular level of equity credit by that Rating Agency compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series A Preferred Stock; or
(ii)    the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Stock by that Rating Agency compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series A Preferred Stock.
(y)    “Registrar” means Broadridge Corporate Issuer Solutions, LLC (or any successor thereto), in its capacity as registrar for the Series A Preferred Stock.
(z)    “Regulatory Capital Event” means that the Corporation becomes subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to the Corporation as a result of being so subject set forth criteria pursuant to which the full aggregate Liquidation Preference of the Series A Preferred Stock would not qualify as capital under such capital adequacy guidelines, as the Corporation may determine at any time, in its sole discretion.

(aa)    “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.
(bb)    “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period.
(cc)    “Reset Period” means the period from, and including, a Reset Date to, but excluding, the next following Reset Date.
(dd)    “Series A Preferred Stock” has the meaning specified in Section 1.
(ee)    “Series A Preferred Stock Certificate” has the meaning specified in Section 12(b).
(ff)    “Stock Exchange” means the New York Stock Exchange, or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded.
(gg)     “Transfer Agent” means Broadridge Corporate Issuer Solutions, LLC (or any successor thereto), in its capacity as transfer agent for the Series A Preferred Stock.
(hh)    “Voting Preferred Stock” means, with regard to any matter as to which the holders of Series A Preferred Stock are entitled to vote as specified in Section 7 of this Certificate of Designations, any and all series of Preferred Stock (other than Series A Preferred Stock) that rank equally with Series A Preferred Stock either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding-up of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.
Section 4. Dividends.
(a)    Rate. Holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends on the Liquidation Preference of $1,000 per share at the rate determined as set forth below in this Section 4. Such dividends shall be payable in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on the 1st day of June and December of each year, commencing on June 1, 2026 (each such date, a “Dividend Payment Date”); provided that if any such Dividend Payment Date is a day that is not a Business Day, then the dividend with respect to such Dividend Payment Date shall be paid on the next succeeding Business Day, without interest or other payment in respect of such delayed payment. Dividends on Series A Preferred Stock shall not be cumulative. Accordingly, if the Board of Directors (or a duly authorized committee of the Board of Directors), does not declare a dividend on the Series A Preferred Stock payable in respect of any Dividend Period, then the Corporation shall have no obligation to pay a dividend for that Dividend Period and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

Dividends that are payable on Series A Preferred Stock on any Dividend Payment Date shall be payable to holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the original issue date of the Series A Preferred Stock) and shall end on, but exclude, the next Dividend Payment Date. Dividends payable on the Series A Preferred Stock shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable in respect of a Dividend Period shall be payable in arrears—i.e., on the Dividend Payment Date on which such Dividend Period ends, but excludes, the next following Dividend Payment Date and thereafter each period from, and including, each Dividend Payment Date to, but excluding, the next following Dividend Payment Date.
From, and including, the original issue date of the Series A Preferred Stock, but excluding, the First Reset Date, dividends on the Series A Preferred Stock shall accrue on a non-cumulative basis at a fixed rate per annum of 6.875%. From, and including, the First Reset Date, during each Reset Period, dividends shall accrue at a rate per annum equal to the Five-year Treasury Rate as of the most recent Reset Dividend Determination Date plus 3.181%. For each Reset Period commencing on or after the First Reset Date, the Five-year Treasury Rate shall be determined by the Calculation Agent on the applicable Reset Dividend Determination Date. The Corporation shall give written notice of the applicable Five-year Treasury Rate as soon as practicable to the holders of shares of the Series A Preferred Stock.
If the Five-year Treasury Rate for any Reset Period cannot be determined as described herein, it shall be 3.694% for the first Reset Period, and for subsequent Reset Periods, the same rate that was determined on the prior Reset Dividend Determination Date.
Promptly upon the Calculation Agent’s determination of the dividend rate for the related Reset Period, the Calculation Agent shall notify the Corporation, and the Corporation shall notify the Transfer Agent, of such dividend rate, and the Calculation Agent’s determinations shall be final and binding in the absence of manifest error.
(b)    Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless the full dividends for the latest completed Dividend Period on all outstanding shares of Series A Preferred Stock and Parity Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside); then the Corporation shall not, nor shall the Corporation permit its subsidiaries to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Common Stock or other Junior Capital Stock; or (ii) make any guarantee payments regarding any guarantee issued by the Corporation of securities of any of the Corporation’s subsidiaries if the guarantee ranks upon the Corporation’s liquidation on parity with or junior to the Series A Preferred Stock.
The restrictions listed above do not apply to (i) any purchase, redemption or other acquisition of shares of the Corporation’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors; the satisfaction of the Corporation’s obligations pursuant to any contract entered into prior to the beginning of the applicable Dividend Period; a dividend reinvestment or shareholder purchase plan; or the issuance of the Corporation’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable Dividend Period; (ii) any exchange, redemption or conversion of any class or series of the Corporation’s capital stock, or the capital stock of one of the Corporation’s subsidiaries, for any other class or series of the Corporation’s capital stock, or of any class or series of the Corporation’s indebtedness for any class or series of the Corporation’s capital stock; (iii) any purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (iv) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; (v) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; or (vi) any payment of current or deferred dividends on Parity Stock that is made pro rata to the amounts due on such Parity Stock and the Series A Preferred Stock and any payment of Liquidation Preference or current or deferred dividends on Parity Stock that, if not made, would cause the Corporation to breach the terms of the instrument governing such Parity Stock.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) upon the Series A Preferred Stock or any shares of Parity Stock, if any dividends are declared on the Series A Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series A Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.
Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors may be declared and paid on the Common Stock or any other shares of Junior Capital Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment if the Corporation fails to comply, or if such act would cause the Corporation to fail to comply, with applicable laws, rules and regulations (including, to the extent the Corporation becomes subject to regulation by a capital regulator, any applicable capital adequacy guidelines).
Section 5. Liquidation Rights.
(a)    Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Preferred Stock and all holders of any Parity Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of liabilities and obligations to creditors of the Corporation, before any distribution of such assets or payment out of the assets of the Corporation may be made or set aside for the holders of Common Stock and any other Junior Capital Stock, a liquidating distribution in the amount of $1,000 per share of Series A Preferred Stock, plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series A Preferred Stock shall not be entitled to any other amounts from the Corporation after they have received their full Liquidation Preference.
(b)    Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series A Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Stock and the holders of all such Parity Stock. In any such distribution, the “Liquidation Preference Amount” of any holder of Preferred Stock of the Corporation shall mean the amount payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock (other than Series A Preferred Stock) on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued cumulative dividends, whether or not declared, as applicable).
(c)    Residual Distributions. If the Liquidation Preference Amount has been paid in full to all holders of Series A Preferred Stock and any Parity Stock, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(d)    Merger, Consolidation and Sale of Assets not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding-up of the Corporation.

Section 6. Redemption.
(a)    Optional Redemption. The Series A Preferred Stock is perpetual and has no maturity date. The Corporation may redeem the shares of Series A Preferred Stock at its option,
(i)    in whole, but not in part, at any time, within 90 days after the occurrence of a Rating Agency Event, at a redemption price equal to $1,020 per share of Series A Preferred Stock, plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current Dividend Period to, but excluding, such redemption date, and
(ii)    (i) in whole, but not in part, at any time, within 90 days after the occurrence of a Regulatory Capital Event, or (ii) in whole or in part, on any Dividend Payment Date on or after the First Reset Date, in each case, at a redemption price equal to $1,000 per share of Series A Preferred Stock, plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current Dividend Period to, but excluding, such redemption date.
The redemption price for any shares of the Series A Preferred Stock shall be payable on the date of redemption to the holder of any shares of the Series A Preferred Stock represented by certificates only upon surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a date of redemption that occurs subsequent to the Dividend Record Date for a Dividend Period shall not constitute a part of or be paid to the holder entitled to receive the redemption price as of the date of redemption, but rather shall be paid to the holder of record of the redeemed shares as of the Dividend Record Date on the applicable Dividend Payment Date as provided in Section 4 above.
(b)    No Sinking Fund. The Series A Preferred Stock shall not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series A Preferred Stock shall have no right to require redemption, repurchase or retirement of any shares of Series A Preferred Stock.
(c)    Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 5 days and not more than 90 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding anything herein to the contrary, if the Series A Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder of shares of Series A Preferred Stock shall state: (1) the date of redemption; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
(d)    Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot (or, in the event the Series A Preferred Stock is in the form of global Series A Preferred Stock in accordance with the applicable procedures of The Depository Trust Company in compliance with the then-applicable rules of the Stock Exchange). Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof in accordance with the terms and conditions of this Section 6.
(e)    Effectiveness of Redemption. If notice of redemption of any Series A Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends shall cease to accrue on such Series A Preferred Stock, and such Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Stock shall terminate, except the right to receive the redemption price. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and after that time the holders of shares of the Series A Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
Section 7. Voting Rights.
(a)    General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
(b)    Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock and any Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class (in proportion to their respective Liquidation Preferences), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)    Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation or this Certificate of Designations to authorize or create, or increase the authorized number of any shares of, any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding-up of the Corporation;

(ii)    Amendment of Series A Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations or the Bylaws so as to materially and adversely affect the special rights, preferences or voting powers of the Series A Preferred Stock, taken as a whole; or
(iii)    Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of (x) a binding share exchange or reclassification involving the Series A Preferred Stock, (y) a merger or consolidation of the Corporation with another corporation or other entity or (z) a sale, conveyance, lease or transfer of all or substantially all of the Corporation’s assets substantially as an entirety to another entity, unless in each case (1) the shares of Series A Preferred Stock remain outstanding following the consummation of such binding share exchange, reclassification or merger or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, or any such sale, conveyance, lease or transfer of all or substantially all of the Corporation’s assets substantially as an entirety to another entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is a corporation, limited liability company, partnership or trust, organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, Bermuda, the Cayman Islands or any country or state that is a member of the Organization of Economic Cooperation and Development, and (2) such shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, and voting powers of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(b), any increase in the number of authorized or issued shares of Series A Preferred Stock or the authorized number of shares of Preferred Stock, or the creation and issuance, or an increase in the authorized or issued number of shares of, any other series of Preferred Stock that does not rank senior to the Series A Preferred Stock with respect to either the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding-up of the Corporation shall not be deemed to materially and adversely affect the special rights, preferences or voting powers, or the qualifications, limitations, or restrictions thereof, of the Series A Preferred Stock.
If any amendment, alteration, repeal, share exchange, reclassification, merger, consolidation, conversion, transfer, domestication or continuance specified in this Section 7(c) would materially and adversely affect the rights, preferences or voting powers of the Series A Preferred Stock and the rights, preferences or voting powers of one or more but not all other series of Voting Preferred Stock, then only the Series A Preferred Stock and such series of Voting Preferred Stock the rights, preferences and voting powers of which are materially and adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

(c)    Resolution and Amendment. Without the consent of the holders of the Series A Preferred Stock, so long as such action does not materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole, the Board of Directors may, by resolution, amend, alter, supplement or repeal any terms of the Series A Preferred Stock:
(i)    to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations for the Series A Preferred Stock that may be defective or inconsistent; or
(ii)    to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations;
provided that any such amendment, alteration, supplement or repeal of any terms of the Series A Preferred Stock effected in order to conform the terms thereof to the description of the terms of the Series A Preferred Stock set forth in this Certificate of Designations shall be deemed not to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole.
(d)    Changes after Provision for Redemption. No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 7(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such subsections, all outstanding shares of Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for the benefit of the holders of the Series A Preferred Stock to effect such redemption, in each case pursuant to Section 6 above.
(e)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series A Preferred Stock is listed or traded at the time.
Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.
Section 9. Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.
Section 10. No Preemptive Rights. No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 11. Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.
Section 12. Form.
(a)    Uncertificated Series A Preferred Stock. The shares of the Series A Preferred Stock shall be uncertificated.
(b)    Certificated Series A Preferred Stock. If the Board of Directors (or a duly authorized committee of the Board of Directors) shall determine that shares of the Series A Preferred Stock shall be represented by certificates, such certificates may be issued in the form of one or more definitive shares in fully registered form represented by certificates in substantially the form attached to this Certificate of Designations as Exhibit A (the “Series A Preferred Stock Certificate”), which is incorporated in and expressly made a part of this Certificate of Designations. Each Series A Preferred Stock Certificate shall reflect the number of shares of Series A Preferred Stock represented thereby, and may have notations, legends, or endorsements required by law, Stock Exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation). Each Series A Preferred Stock Certificate shall be registered in the name or names of the Person or Persons specified by the Corporation in a written instrument to the Registrar.
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IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Elias Habayeb, its authorized officer, this 18th day of November, 2025.

COREBRIDGE FINANCIAL, INC.

By:	/s/ Elias Habayeb
Name: Elias Habayeb
Title: Executive Vice President and Chief Financial Officer
[Signature Page to Certificate of Designations]

Exhibit A
[FORM OF FACE OF CERTIFICATE]
[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF _______________, TO COREBRIDGE FINANCIAL, INC. OR BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, AS TRANSFER AGENT (THE “TRANSFER AGENT”), AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ________________ OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF _____________________ (AND ANY PAYMENT IS MADE TO , OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF ), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, _________________________, HAS AN INTEREST HEREIN.
TRANSFERS OF THIS [GLOBAL] SERIES A PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS [GLOBAL] SERIES A PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE RELATED CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

COREBRIDGE FINANCIAL, INC.
Incorporated under the laws of
the State of Delaware
CUSIP: 21871X AU3     6.875% FIXED RATE RESET NON-CUMULATIVE
ISIN: US21871XAU37     PREFERRED STOCK, SERIES A
THIS CERTIFICATE IS TRANSFERRABLE IN
NEW YORK, NY:
This is to certify that ______________ is the registered owner of _______ shares of fully paid and non-assessable 6.875% Fixed Rate Reset Non-Cumulative Preferred Stock, Series A, $1.00 par value and a liquidation preference of $1,000 per share of Corebridge Financial, Inc., a Delaware corporation (the “Corporation”), transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.
Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.
Dated:

COREBRIDGE FINANCIAL, INC.

By:
Name:
Title:

By:
Name:
Title:

[Impression of Corporation Seal]

Countersigned and registered

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By:
Authorized Officer

[FORM OF REVERSE OF CERTIFICATE]
COREBRIDGE FINANCIAL, INC.
The Corporation shall furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights. Such request should be addressed to the Corporation or the Transfer Agent.
The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM -    as tenants in common
TEN ENT -    as tenants by the entireties
JT TEN -    as joint tenants with rights of survivorship and not as tenants in common
UNIF GIFT MIN ACT -    Custodian (Cust) ______________ (Minor) under Uniform Gift to Minors Act
_____________ (State)
Additional abbreviations may also be used though not in the above list.

For Value Received, the undersigned hereby sells, assigns and transfers unto
(PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE)
(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS,
INCLUDING ZIP CODE OF ASSIGNEE)
Shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.
Dated:
NOTICE: THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.
Signature(s) Guaranteed: ______________________
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934.
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